AGREEMENT BETWEEN

FIRST SUNRISE, INC.

AND MANAGEMENT


     This agreement made the ____ day of __________, 19___, by and between First Sunrise, Inc., a Nevada corporation located at 200 East 89th Street, 44th Floor, New York, New York 11242 (the "Company") and Eng-Chye Low, President of the Company and Steven Wainick, Secretary of the Company, both of whom together comprise the management of the Company (the "Management") (the "Agreement"); and

     WHEREAS,     Eng-Chye Low is the President of the Company; and

     WHEREAS, Steven Wainick is the Secretary of the Company; and

     WHEREAS, the Company is located at 200 East 89th Street, 44th Floor, New York, New York; and

     WHEREAS, there are no other members of the Company's Management; and

     WHEREAS, the Company is a "blank check" company, actively searching for a merger candidate (a "Target Company") with which to form a business combination ("Business Combination"); and

     WHEREAS, the Company intends to offer 100,000 shares of common stock, $.001 par value (the "Shares") (the "Offering") at a purchase price of $.50 per Share;

     NOW, therefore, subject to the terms and conditions set forth herein and pursuant to the Offering, Management and the Company agree to the following:


     AGREED, that the Company will not pay to any present officer, director, their affiliate or associate any portion of the proceeds form this offering, nor will the Company issue any securities as payment of any expenses, labor or services, commission, solicitation fees or finder's fees, consultants fees or as payment of any kind (except as noted in its SB-2 Registration Statement for its initial public offering (the "Registration Statement") in connection with the finding of a business combination or for the sale of any shares offered in the Registration Statement. This includes the proceeds available upon their release from escrow pursuant to Rule 419; and it is further

     AGREED, that no compensation will be paid or due or owing to any officer or director until after a business combination is consummated; and it is further

     AGREED, that present management of the Company will not make any loans of the $5,000 available from the deposited proceeds of the initial public offering, nor will management borrow funds and use either the Company's working capital or deposited funds as such; and it is further

     AGREED, that management will not actively negotiate or otherwise consent to the purchase of any portion of their common stock as a condition to or in connection with a proposed business combination unless such a purchase is requested by a target company as a condition to a merger or acquisition; and it is further

     AGREED, that the Company will not pay a finder's fee to any member of management for locating a merger or acquisition candidate, and that no member of management intends to or may seek and negotiate for the payment of finder's fees, and that in the event there is a finder's fee, it will be paid at the direction of the successor management after a change in management control resulting from a business combination; and it is further

     AGREED, that management may not accrue compensation prior to the consummation of a Business Combination; and it is further

     AGREED, that the Company will not pay a finder's fee to any member of management for locating a merger or acquisition candidate. No member of management intends to or may seek and negotiate for the payment of finder's fees. In the event there is a finder's fee, it will be paid at the direction of the successor management after a change in management control resulting from a Business Combination; and it is further

     AGREED, that the Company will adopt a procedure whereby a special meeting of the Company's shareholders will be called to vote upon a Business Combination with an affiliated entity, and shareholders who also hold securities of such affiliated entity will be required to vote their shares of the Company's stock in the same proportion as the Company's publicly held shares are voted.



     IN WITNESS WHEREOF, we have set our hands and seals on this _____ day of ___________, 199__.



                           FIRST SUNRISE, INC.




BY:
 Steven Wainick, Secretary



               Eng-Chye Low, President



               Steven Wainick, Secretary